EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Director, Investor Relations
Finance & Administration	& Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports First Quarter 2007 Financial Results

San Diego — May 10, 2007 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the first quarter ended March 31, 2007. Net loss for the quarter was $10.5 million, or $0.34 per share, compared to $10.9 million, or $0.49 per share for the same period in 2006.

“We are approaching the end of the pivotal Phase 3 clinical trial for our lead product candidate, FavId®, for the treatment of B-cell non-Hodgkin’s lymphoma (NHL),” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “We completed enrollment in this trial in January 2006 and now eagerly await the analysis of our primary endpoint, time to disease progression (TTP). The trigger for this analysis is based upon the number of patients whose disease progresses and is currently projected to occur around the end of this year. We will closely monitor the rate of progression in the coming months and update this projection as necessary. We are currently in the process of validating our commercial-scale manufacturing facility and have begun preparations for the filing of our Biologics License Application.”

First Quarter 2007 Financial Review

Research and development expense was approximately $8.0 million for the first quarter of 2007, compared to approximately $8.4 million for the same period in 2006. The decrease is primarily due to a decrease in Phase 3 clinical trial expense related to the completion of patient enrollment into the Company’s pivotal Phase 3 clinical trial in January 2006, offset by an increase in utilities, maintenance, depreciation and lease expenses and laboratory supplies associated with the commercial-scale facility expansion.

Marketing, general and administrative expense was approximately $2.9 million for the first quarter of 2007, compared to approximately $2.7 million during the same period in 2006. The increase primarily reflects an increase in compensation costs associated with additional administrative personnel and stock-based compensation, offset by a decrease in outside services related to strategic marketing programs and consulting services related to a software implementation project expensed in 2006.

As of March 31, 2007, cash, cash equivalents and short term investments were approximately $41.9 million, compared to $42.4 million at December 31, 2006. The decrease resulted primarily from net cash used to fund ongoing operations partially offset by the $10 million in gross proceeds from the registered direct offering of common stock in February 2007.

“We expect total operating expenses for the full year 2007 to be in the range of $48 million to $52 million, including an estimated $4 million to $5 million in stock-based compensation,” said Tamara A. Seymour, Chief Financial Officer of Favrille. “We believe our cash on hand along with access to the committed equity financing facility we established with Kingsbridge Capital Limited in December 2006 should be sufficient to fund operations for at least 12 months.”

Recent Highlights

•                  Appointed Chief Medical Officer. Earlier this week Favrille appointed Richard Ghalie, M.D., as Chief Medical Officer to direct the Company’s medical research activities. A licensed hematologist and oncologist, Dr. Ghalie comes to Favrille with nearly 15 years of experience in the biopharmaceutical industry and a strong background in clinical development, FDA interactions, product approvals and launch, as well as post-marketing studies and support. He served most recently as Vice President of Medical Affairs and Professional Services at Ligand Pharmaceuticals Inc.

•                  Reported Positive Data at AACR. Favrille announced results from a new study showing enhanced activity from insect-cell derived idiotype proteins, a key component in the Company’s Id/KLH immunotherapy product candidate FavId for B-cell NHL, compared to idiotype proteins produced using mammalian cells. The data were reported at the American Association for Cancer Research (AACR) Annual Meeting last month in Los Angeles.

•                  Entered Agreements with Expression Systems. Favrille recently entered into five-year supply and license agreements with Expression Systems LLC for insect cell growth media that Favrille uses in the production of FavId. Under the terms of the agreements, Favrille has the right to purchase raw material components from Expression Systems and manufacture the cell growth media in-house. Each agreement is also renewable for one three-year period at Favrille’s option, ensuring a long-term supply in preparation for commercialization of FavId.

•                  Entered Agreement with Berlex. Favrille also entered into an agreement with Berlex, Inc., a U.S. affiliate of Bayer Schering Pharma AG, Germany, in February. This agreement helps pave the way for commercialization, including reimbursement, of FavId in combination with Berlex’s Leukine® (sargramostim, GM-CSF), a growth factor designed to enhance a patient’s immune response.

•                  Raised $10 Million in Registered Direct Offering. Favrille completed a $10 million registered direct common stock offering in February. Selected investors, including leading life sciences institutional investor Federated Kaufmann Fund, purchased 3.3 million shares of the Company’s common stock at a price of $3.00 per share pursuant to an effective shelf registration statement.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the first quarter 2007 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (800) 659-2037 or (617) 614-2713, passcode 83529659. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 58275228.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; delays in the availability of data from Favrille’s Phase 3 clinical trial; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of FavId and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,188	$14,249
Short-term investments	19,699	28,160
Receivables	265	242
Prepaid expenses and other current assets	1,010	608
Total current assets	43,162	43,259
Property and equipment, net	32,314	25,071
Restricted cash	3,451	3,451
Other assets	497	508
Total assets	$79,424	$72,289
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,838	$6,779
Current portion of debt	5,848	4,976
Total current liabilities	11,686	11,755
Debt, less current portion	8,095	5,754
Deferred rent	14,280	10,145
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized at March 31, 2007 and December 31, 2006; no shares issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value: Authorized shares, 75,000,000 at March 31, 2007 and December 31, 2006; Issued and outstanding shares— 32,503,721 and 29,060,081 at March 31, 2007 and December 31, 2006, respectively	33	29

Additional paid-in capital	211,754	200,497
Accumulated other comprehensive loss	1	3
Deficit accumulated during the development stage	(166,425)	(155,894)
Total stockholders’ equity	45,363	44,635
Total liabilities and stockholders’ equity	$79,424	$72,289

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months ended March 31,
	2007	2006
Operating expenses:
Research and development	$7,997	$8,421
General and administrative	2,912	2,701
Total operating expenses	10,909	11,122
Interest income	565	432
Interest expense and other	(187)	(165)
Other income (expense)	—	—
Total other income, net	378	267
Net loss and net loss applicable to common stockholders	$(10,531)	$(10,855)
Historical net loss per share:
Basic and diluted	$(0.34)	$(0.49)
Weighted-average shares-basic and diluted	30,690	22,355

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF CASH FLOWS

(in thousands)

Unaudited

	Three Months ended
	March 31,
	2007	2006
Operating activities
Net loss	$(10,531)	$(10,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	659	511
Stock-based compensation	1,054	879
Amortization of premium/discount on short-term investments	(177)	1
Other	36	131
Changes in operating assets and liabilities:
Other assets	(420)	(448)
Accounts payable and accrued liabilities	(1,178)	1,462
Deferred rent	466	418
Net cash used in operating activities	(10,091)	(7,901)
Investing activities
Purchases of property and equipment	(3,990)	(932)
Purchases of short-term investments	(6,263)	(5,909)
Maturities of short-term investments	14,900	8,650
Net cash from investing activities	4,647	1,809
Financing activities
Proceeds from debt	4,362	315
Payments on debt	(1,186)	(557)
Issuance of common stock and warrants	10,207	45,168
Repurchase of restricted common stock	—	(1)
Net cash provided by financing activities	13,383	44,925
Net increase in cash and cash equivalents	7,939	38,833
Cash and cash equivalents at beginning of period	14,249	12,065
Cash and cash equivalents at end of period	$22,188	$50,898

Supplemental schedule of non-cash investing and financing activities:
Capitalized interest recorded as property, plant and equipment	127
Accrued asset acquisitions	238
Leasehold improvements acquired under tenant improvement allowance	3,669
Conversion of convertible preferred stock to common stock upon initial public offering	$—	$—